Exhibit 99.1 Consulting Agreement, dated September 1, 2001, by and between Byzantium, Inc. and the Registrant.


                                BYZANTIUN, INC.
                                  P.O. BOX 314
                               Tenafly, NJ 07670


                              CONSULTING AGREEMENT

This Consulting Agreement (the " Agreement") is entered into this 1st day of November 2002 by and among Torchmail Communications, Inc. (the "Company") and Byzantium, Inc. (the "Consultant).

Whereas, the Consultant is skilled in providing business consulting services, and had provided such services to the Company in the past and will continue to provide such services in the future;

WHERAEAS, the Consultant will provide approximately $25,000 in services to the Company;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereby acknowledged it is agreed:

1. The company hereby has engaged the consultant for business consulting services and wishes to pay consultant and has agreed to payment of fees due for services already rendered through issuance of stock.

2. In consideration of services already provided and to be provided through January 31, 2002, the Company agrees to pay $25,000 for services of the consultant. The consultant agrees to accept in full payment, 400,000 shares of common stock of the Company (par value .001) in lieu of cash payment.

3. The Company will register all the compensation shares pursuant to a Registration statement on Form S-8

4. Except as otherwise provided herein, any notice or other communication to any party pursuant to or relation to this agreement and the transactions provided for herein shall be deemed to have been given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees prepaid, addressed at therein principal place of business or to such address as may be designated by either party in writing.

5. This Agreement shall be governed by and interpreted pursuant to the laws of the State of New Jersey. By entering into this Agreement, the parties to the jurisdiction of the New Jersey courts with venue in Bergen County, New Jersey. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

6. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

IN WITNESS WEHEREOF, the parties hereto have subscribed their hand and seals the day and year first written.

CONSULTANT:                                     COMPANY:
BYZANTIUM, INC                                  Torchmail Communications, Inc.

By:/s/ John P. Demoleas                         By: /s/ Gerard A. Nolan
   -----------------                             -----------------------
   John P. Demoleas                              Gerard A. Nolan, CEO
   President